Exhibit 99.1

FOR IMMEDIATE RELEASE:

August 9, 2019

MMA Capital Holdings Announces Second Quarter Results

BALTIMORE, August 9, 2019 / PRNewswire -- MMA Capital Holdings, Inc. (Nasdaq: MMAC) (“MMA Capital” or “the Company”) today reported financial results for the quarter ended June 30, 2019, including common shareholders’ equity of $214.6 million, or $36.46 per share of diluted common shareholders’ equity (“Book Value”).  The Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 (the “Second Quarter Report”), with the Securities and Exchange Commission (“SEC”) today and will host an investor call at 4:30 p.m. ET on Tuesday, August 13, 2019.

Common shareholders’ equity increased $2.2 million in the second quarter of 2019 to $214.6 million at June 30, 2019. This change was driven by $2.1 million of comprehensive income and $0.1 million of other increases in common shareholders’ equity.  Book Value per share increased $0.35 in the second quarter of 2019 to $36.46 at June 30, 2019.

The Company recognized comprehensive income of $2.1 million in the second quarter of 2019, which consisted of $23.2 million of net income and $21.1 million of other comprehensive loss. In comparison, we recognized $6.8 million of comprehensive income in the second quarter of 2018, which consisted of $2.8 million of net income and $4.0 million of other comprehensive income. Net income that we recognized in the second quarter of 2019 was primarily driven by net gains on bonds, equity in income from unconsolidated funds and ventures and net interest income.  Refer to Item 1 of Part I of the Company’s Second Quarter Report, “Consolidated Results of Operations,” for more information about changes in common shareholders’ equity attributable to net income.

Other comprehensive loss that we reported in the second quarter of 2019 was primarily attributable to the reclassification of fair value gains out of accumulated other comprehensive income and into our Consolidated Statements of Operations due to the sale of certain bond investments during such reporting period.

Michael Falcone, MMA Capital’s Chief Executive Officer stated, “In the second quarter we continued to reallocate capital into solar lending and away from leveraged bond investments. The impact of that shift in investment focus continued progress from the first quarter with our investments related to solar lending up $44.2 million in the first half of the year, representing a year-to-date increase of 35%.  Similarly, income from those investments increased by $6.7 million compared to the same period a year ago, more than tripling the income from solar lending recognized in the first half of 2018.  As the year progresses, we expect to build on this first half performance, including seeking access to debt capital to further grow our investment in the solar lending space.”

Conference Call Information

The conference call with investors will be webcast.  All interested parties are welcome to join the live webcast, which can be accessed through the Company’s web site at www.mmacapitalholdings.com (refer to the Shareholder Relations tab of our website for more information).  Participants may also join the conference call by dialing toll free 1-888-346-6987 or 1-412-902-4268 for international participants and 1-855-669-9657 for Canadian participants.

For purposes of the conference call, the Company will reference select tables from Item 2 (Management’s Discussion & Analysis) of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

An archived replay of the event will be available one hour after the event through August 20, 2019, toll free at 1-877-344-7529, or 1-412-317-0088 for international participants and 1-855-669-9658 for Canadian participants (Passcode: 10133979).

About MMAC

MMA Capital invests in debt associated with renewable energy infrastructure and real estate. MMA Capital is externally managed and advised by Hunt Investment Management, LLC, an affiliate of Hunt Companies, Inc. For additional information about MMA Capital Holdings, Inc. (Nasdaq: MMAC), please visit MMA Capital’s website at www.mmacapitalholdings.com.  For additional information about Hunt Investment Management, LLC, please see its Form ADV and brochure (Part 2A of Form ADV) available at https://www.adviserinfo.sec.gov.

Source: MMA Capital Holdings, Inc.

Contact: Brooks Martin, Investor Relations, (855) 650-6932

www.mmacapitalholdings.com